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                                 EXHIBIT 99.1


CHANDLER, Ariz. & TOKYO -- April 23, 2002--Amkor Technology, Inc. (Nasdaq:AMKR) and Fujitsu Limited (TSE:6702) have signed a non-binding memorandum of understanding calling for Amkor's staged equity purchase of Fujitsu's semiconductor assembly and test operation located in Kagoshima, Japan. The agreement would significantly enhance Amkor's penetration of the Japanese market for outsourced semiconductor assembly and test while enabling Fujitsu to improve production competitiveness and focus on its core business operations.


Under the terms of the agreement, a joint venture company would be formed through Amkor's acquisition of 67 percent of Fujitsu's interest in Kyushu Fujitsu Electronics Ltd. The joint venture company would operate for three years, after which Amkor would buy out the remaining 33 percent for a predetermined amount. The joint venture company would also enjoy a five-year agreement to provide manufacturing services to Fujitsu.


Kyushu Fujitsu Electronics currently provides assembly and test services to Fujitsu Limited and more than 20 third-party customers using a variety of traditional and leading-edge package technologies, including bump chip carrier
(BCC) and stacked multi-chip packages (S-MCP), which incorporate as many as 8 die per package. During 2001 the company had assembly and test revenues equivalent to approximately US$100 million.


"This assembly and test venture with Fujitsu, a global IT solutions leader and one of the world's leading semiconductor companies, is further evidence that the Japan semiconductor industry continues to move toward an outsourcing model," said John Boruch, Amkor's president and chief operating officer. "The joint venture would bring together Fujitsu's outstanding engineering talent and packaging technology with Amkor's operational expertise and broad market access to create a world-class contract assembly and test factory. The addition of this joint venture company with Amkor Iwate, our outsourcing venture with Toshiba, creates a second powerful operational presence in Japan and allows Amkor to provide Japanese semiconductor manufacturers with an unmatched array of outsourced assembly and test services," said Boruch.


"Fujitsu has been vigorously pursuing a comprehensive structural reform program aimed at enhancing competitiveness," said Masamichi Ogura, Group President of Fujitsu's Electronic Devices Business Group. "Our proposed joint venture with Amkor would allow us to lower operating costs and capital requirements, as well as focus on our core competencies - namely, developing and delivering high-performance / high-reliability semiconductor products and high value-added services. We're confident this will make a positive contribution to reinforcing our overall position in the semiconductor business."


Located on Japan's "Silicon Island," which is the home of many of Japan's leading edge wafer fabs, the joint venture with Fujitsu would incorporate four buildings covering 300,000 sq. ft. of manufacturing area, with ample space on the campus for additional manufacturing. Amkor would manage the operations, including its relationship with independent subcontractors. It is contemplated that all employees of Kyushu Fujitsu Electronics working on assembly and test services would be employed by the new joint venture company.


The formation and structure of the joint venture company are subject to the negotiation and execution of definitive agreements as well as any necessary corporate and regulatory approvals. Amkor and Fujitsu anticipate that the transaction will be completed early in the third quarter of 2002.


ABOUT FUJITSU
Fujitsu is a leading provider of Internet-focused information technology solutions for the global marketplace. Its pace-setting technologies, best-in-class computing and telecommunications platforms, and worldwide corps of systems and services experts make it uniquely positioned to unleash the infinite possibilities of the Internet to help its customers succeed. Headquartered in Tokyo, Fujitsu Limited (TSE: 6702) reported consolidated revenues of 5.48 trillion yen for the fiscal year ended March 31, 2001. For more information, see: http://www.fujitsu.com


ABOUT AMKOR
Amkor Technology, Inc. is the world's largest provider of contract microelectronics manufacturing solutions. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company's SEC filings and on Amkor's website, http://www.amkor.com.



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Certain statements relating to the proposed joint venture are forward-looking statements that involve a number of risks and uncertainties. Information on risk factors that could affect the outcome of events set forth in these statements is detailed in Amkor's filings with the Securities and Exchange Commission, including the Report on Form 10-K for the fiscal year ended December 31, 2001.

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    CONTACT: Amkor Technology
             Jeffrey Luth, 480/821-2408 Ext. 5130
             jluth@amkor.com
                or
             Fujitsu Limited
             Public & Investor Relations
             Yuri Momomoto
                or
             Robert Pomeroy
             +81-03-3215-5259 (Tokyo)
             pr@fujitsu.com